EXHIBIT 5.1

[LETTERHEAD OF THACHER PROFFITT & WOOD LLP]

November 30, 2005

Impac Mortgage Holdings, Inc. 1401 Dove Street Newport Beach, California 92660	Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-0001
Impac Funding Corporation 1401 Dove Street Newport Beach, California 92660	UBS Securities LLC 1285 Avenue of the Americas, 11th Floor New York, New York 10019
IMH Assets Corp. 1401 Dove Street Newport Beach, California 92660	Bear, Stearns & Co. Inc. 383 Madison Avenue New York, New York 10179
Countrywide Securities Corporation 4500 Park Granada Calabasas, California 91302	Deutsche Bank National Trust Company 1761 East St. Andrew Place Santa Ana, CA 92705

Opinion: Underwriting Agreement

IMH Assets Corp.

Collateralized Asset-Backed Bonds, Series 2005-8

Ladies and Gentlemen:

We have acted as counsel to Impac Funding Corporation (“Impac Funding”), Impac Mortgage Holdings, Inc. (the “Seller”), IMH Assets Corp. (the “Depositor”) and Impac CMB Trust Series 2005-8 (the “Issuer”) in connection with (i) the Mortgage Loan Purchase Agreement, dated as of November 30, 2005 (the “Seller Sale Agreement”), between the Seller and the Depositor (ii) the Amended and Restated Trust Agreement, dated as of November 30, 2005 (the “Trust Agreement” or the “Depositor Sale Agreement”), among the Depositor, Wilmington Trust Company as owner trustee of the Issuer and Deutsche Bank National Trust Company (the “Indenture Trustee”) pursuant to which the trust certificates (the “Trust Certificates”) were issued, (iii) the Servicing Agreement, dated as of November 30, 2005 (the “Servicing Agreement”), among Impac Funding (the “Master Servicer”), the Issuer and Indenture Trustee, (iv) the Indenture, dated as of November 30, 2005 (the “Indenture”), between the Issuer and the Indenture Trustee, and to the Collateralized Asset-Backed Bonds, Series 2005-

8 (the “Bonds”) issued pursuant thereto, (v) the Underwriting Agreement, dated as of November 29, 2005 (the “Underwriting Agreement”), among Impac Funding, the Depositor, the Seller, Countrywide Securities Corporation (“Countrywide Securities”), Bear, Stearns & Co. Inc. (“Bear Stearns”) and UBS Securities LLC (“UBS” collectively with Countrywide Securities and Bear Stearns, the “Underwriters”), (vi) the Prospectus Supplement, dated November 29, 2005 (the “Prospectus Supplement”), and the Prospectus to which it relates, dated September 8, 2005 (the “Base Prospectus” together with the Prospectus Supplement, the “Prospectus”) and (vii) the Guaranty Agreement, dated as of November 30, 2005 (the “Guaranty Agreement”), among the Indenture Trustee, the Issuer and Impac Mortgage Holdings, Inc. (in such capacity, the “Guarantor”). The Seller Sale Agreement, the Trust Agreement, the Servicing Agreement, the Indenture, the Underwriting Agreement and the Guaranty Agreement are collectively referred to herein as the “Agreements”. Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

In rendering this opinion letter, each opinion expressed and assumption relied upon herein with respect to the enforceability of any right or obligation is subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law, (ii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties, (iii) the effect of certain laws, regulations and judicial and other decisions upon (a) the availability and enforceability of certain remedies, including the remedies of specific performance and self-help, and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to judicial jurisdiction, venue or forum and (b) the enforceability of any provision the violation of which would not have any material adverse effect on the performance by any party of its obligations under any agreement and (iv) public policy considerations underlying United States federal securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations. However, the non-enforceability of any provisions referred to in foregoing clause (iii) will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof.

This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter. In addition, if we indicate herein that any opinion is based on our knowledge, our opinion is based solely on the actual present knowledge of such attorneys after such consultation with such other attorneys in this firm as they deemed appropriate and, with respect to the opinions in paragraphs 3(i) and (ii) and 4 below, the Certificate of the Seller, a copy of which is annexed as Exhibit A and the accuracy of which we have assumed in rendering this opinion letter.

In rendering this opinion letter, we do not express any opinion concerning any law other than the laws of the State of New York and the federal laws of the United States including without limitation the Securities Act of 1933, as amended (the “1933 Act”). Any opinion expressed below to the effect that any agreement is valid, binding and enforceable relates only to an agreement that designates therein the laws of the State of New York as the governing law thereof. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that:

1.

Each of the Agreements to which Impac Funding, the Seller, the Depositor or the Issuer is a party is a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder in accordance with its terms against that party.

2.

The Bonds are valid and legally binding obligations under the laws of the State of New York, enforceable thereunder in accordance with their terms against each obligor thereunder, and are entitled to the benefits of the Indenture.

3.

With respect to the Issuer, the performance of its obligations under each of the Agreements to which it is a party and the consummation of the transactions contemplated thereby will not result in (i) to our knowledge, any breach, violation or acceleration of or default under any indenture or other material agreement or instrument to which it is a party or by which it is bound or (ii) to our knowledge, any breach or violation of any order of any United States federal or State of New York court, agency or other governmental body.

4.

With respect to the Issuer, to our knowledge, there is no legal action, suit, proceeding or investigation before any court, agency or other governmental body pending or threatened (by written communication to it of a present intention to initiate such action, suit or proceeding) against it, which, either in one instance or in the aggregate, draws into question the validity of, seeks to prevent the consummation of any of the transactions contemplated by or would impair materially its ability to perform its obligations under any of the Agreements to which it is a party.

5.

With respect to each of Impac Funding, the Seller, the Depositor and the Issuer, the performance of its obligations under each of the Agreements to which it is a party and the consummation of the transactions contemplated thereby do not require any consent, approval, authorization or order of, filing with or notice to any United States federal or State of New York court, agency or other governmental body under any United States federal or State of New York statute or regulation that is normally applicable to transactions of the type contemplated by the Agreements, except such as may be required under the securities laws of any State of the United States or such as have been obtained, effected or given.

6.

With respect to each of Impac Funding, the Seller, the Depositor and the Issuer, the performance of its obligations under each of the Agreements to which it is a party and the consummation of the transactions contemplated thereby will not result in any breach or violation of any United States federal or State of New York statute or regulation that is normally applicable to transactions of the type contemplated by the Agreements.

7.

The Registration Statement as of the date of the Prospectus Supplement and the date hereof, and the Prospectus as of the date of the Prospectus Supplement and the date hereof, other than any financial and statistical information and other marketing materials including without limitation those generally described as term sheets and computational materials, as to which we express no opinion herein, complied as to form in all material respects with the requirements of the 1933 Act and the applicable rules and regulations thereunder.

9.

To our knowledge, there are no material contracts, indentures or other documents of a character required to be described or referred to in either the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement, other than marketing materials generally described as term sheets and computational materials as to which we express no opinion herein, and those described or referred to therein or filed or incorporated by reference as exhibits thereto.

10.

The statements made in the Prospectus under the heading “Description of the Bonds”, insofar as those statements purport to summarize certain provisions of the Bonds and the Indenture thereof, provide a fair summary of those provisions. The statements made in the Base Prospectus under the headings “Legal Aspects of Mortgage Loans-Applicability of Usury Laws”, and “Alternative Mortgage Instruments” and “ERISA Considerations”, to the extent that those statements constitute matters of United States federal or State of New York law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

11.

The Indenture has been qualified under the Trust Indenture Act of 1939, as amended. Neither the Issuer nor the Trust Fund created by the Indenture is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

12.

The Class 1-A, Class 1-AM, Class 1-A-IO, Class 1-M-1, Class 1-M-2, Class 1-M-3, Class 2-A, Class 2-AM and Class 2-M-1 will be “mortgage related securities” as defined in Section 3(a)(41) of the Securities Exchange Act of 1934, as amended, so long as each class is rated in one of the two highest rating categories by at least one “nationally recognized statistical rating organization” as that term is used in that Section.

This is to inform you that the Registration Statement has become effective under the 1933 Act and that, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued.

To ensure compliance with requirements imposed by the U.S. Internal Revenue Service, any U.S. federal tax advice contained herein, as to which each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor, (i) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code and (ii) is written in connection with the promotion or marketing of the transaction or matters addressed herein.

This opinion letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) to any and all persons, without limitation, in connection with the disclosure of the tax treatment and tax structure of the transaction to which this opinion letter relates, (iv) in connection with a due diligence inquiry by or with respect to any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter, (v) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the National Association of Securities Dealers, Inc.) and (vi) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.

Very truly yours,

EXHIBIT A

CERTIFICATE

OF

IMPAC MORTGAGE HOLDINGS, INC.

This Certificate is being delivered to Thacher Proffitt & Wood LLP (“TPW”) for reliance hereon by TPW in rendering its opinion letter to which this Certificate is annexed (the “Opinion Letter”). The undersigned understands, acknowledges and agrees that the facts set forth in the Opinion Letter and this Certificate are being relied upon by TPW in rendering the Opinion Letter and by each addressee thereof and other parties to the transactions to which the Opinion Letter relates in the consummation of those transactions. Capitalized terms not defined herein have the meanings assigned to them in the Opinion Letter and the Agreements. The undersigned hereby represents, warrants, covenants and certifies, after reasonable investigation and review and consultation as appropriate with its attorneys and independent accountants, as follows:

1.            With respect to the Issuer, the performance of its obligations under each of the Agreements to which it is a party and the consummation of the transactions contemplated thereby will not result in (i) any breach, violation or acceleration of or default under any indenture or other material agreement or instrument to which it is a party or by which it is bound or (ii) any breach or violation of any order of any United States federal or State of New York court, agency or other governmental body.

2.            With respect to the Issuer, there is no legal action, suit, proceeding or investigation before any court, agency or other governmental body pending or threatened (by written communication to it of a present intention to initiate such action, suit or proceeding) against it, which either in one instance or in the aggregate, draws into question the validity of, seeks to prevent the consummation of any of the transactions contemplated by or would impair materially its ability to perform its obligations under any of the Agreements to which it is a party.

The undersigned has executed this Certificate as of the date of the Opinion Letter.

IMPAC MORTGAGE HOLDINGS, INC.

By:
Name:
Title: